Putnam International Capital Opportunities Fund, August 31, 2012 annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows

72DD1
Class A		19,037
Class B		475
Class C        	917
Class M		184

72DD2
Class R		3,325
Class Y		3,310

73A1
Class A		0.872
Class B        0.555
Class C		0.591
Class M		0.690

73A2
Class R		0.830
Class Y		0.966

74U1
Class A		19,055
Class B		683
Class C		1,274
Class M		245

74U2
Class R		3,292
Class Y		3,461

74V1
Class A		30.33
Class B		30.09
Class C		30.07
Class M		30.14

74V2
Class R		29.81
Class Y		30.37

Item 61 Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B Additional Information About Errors and Omissions
Policy

While no claims with respect to the Registrant Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant Series.